Exhibit 99.1

Victory Capital Reports August 2021 Assets Under Management

SAN ANTONIO--(BUSINESS WIRE)--September 13, 2021--Victory Capital Holdings, Inc. (NASDAQ: VCTR) (“Victory Capital” or the “Company”) today reported assets under management (AUM) of $164.9 billion as of August 31, 2021.

Victory Capital Holdings, Inc. and Subsidiaries
Assets Under Management[1]
(unaudited; in millions)
	As of:
By Asset Class	August 31, 2021	July 31, 2021
Solutions	$41,101	$40,276
Fixed Income	37,002	36,707
U.S. Mid Cap Equity	31,261	30,664
U.S. Small Cap Equity	20,157	20,280
U.S. Large Cap Equity	15,671	15,456
Global / Non-U.S. Equity	16,177	15,841
Other	383	434
Total Long-Term Assets	$161,752	$159,658
Money Market / Short Term Assets	3,185	3,218
Total Assets Under Management	$164,937	$162,877

By Vehicle
Mutual Funds[2]	$125,512	$123,868
Separate Accounts and Other Pooled Vehicles[3]	34,908	34,563
ETFs	4,517	4,446
Total Assets Under Management	$164,937	$162,877

[1]Due to rounding, numbers presented in these tables may not add up precisely to the totals provided.
[2]Includes institutional and retail share classes, money market and VIP funds.
[3]Includes collective trust funds, wrap program accounts, UMAs, UCITS, private funds and non-U.S. domiciled pooled vehicles.

About Victory Capital

Victory Capital is a diversified global asset management firm with $164.9 billion in assets under management as of August 31, 2021. The Company operates a next-generation business model combining boutique investment qualities with the benefits of a fully integrated, centralized operating and distribution platform.

Victory Capital provides specialized investment strategies to institutions, intermediaries, retirement platforms and individual investors. With 10 autonomous Investment Franchises and a Solutions Platform, Victory Capital offers a wide array of investment styles and investment vehicles including, actively managed mutual funds, separately managed accounts, active ETFs, multi-asset class strategies, custom-designed solutions and a 529 College Savings Plan.

For more information, please visit www.vcm.com or follow us: Twitter and LinkedIn

Contacts

Investors:
Matthew Dennis, CFA
Chief of Staff
Director, Investor Relations
216-898-2412
mdennis@vcm.com

Media:
Tricia Ross
310-622-8226
tross@finprofiles.com